Exhibit 23.1

[Moss Adams Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-126980 and 333-116685) on Form S-8 of our reports dated March 16, 2010, relating to the consolidated financial statements of Trinity Capital Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting for which our report was adverse, as of December 31, 2009, which report appears in this Annual Report (Form 10-K/A) for the year ended December 31, 2009.

/s/ Moss Adams, LLP

Albuquerque, New Mexico
August 9, 2010